Exhibit 10.31
INDEMNIFICATION AND ESCROW AGREEMENT
     This Indemnification and Escrow Agreement (the “Agreement”) is made and entered into as of this 16th day of November, 2006, by and among Wells Fargo Bank, National Association (the “Escrow Agent”), NNN Realty Advisors, Inc., a Delaware corporation (the “Company”), Anthony W. Thompson, the Chairman of the Company (“Thompson”), Louis J. Rogers (“Rogers” and together with Thompson, the “Initial Stockholders”), and Jeffrey T. Hanson (“Hanson”). Thompson, Rogers and, upon his receipt of beneficial ownership of any Escrow Shares, Hanson are collectively referred to herein as the “Stockholders.”
WITNESSETH:
     WHEREAS, the Company and the Initial Stockholders have entered into various Contribution Agreements, dated as of October 23, 2006 (the “Realty Contribution Agreement”), pursuant to which the Initial Stockholders are to collectively acquire shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), in exchange for the contribution by the Initial Stockholders to the Company of the Initial Stockholders’ shares of common stock of Triple Net Properties Realty, Inc., a California corporation (“Realty”);
     WHEREAS, the Company and the Initial Stockholders have entered into Contribution Agreements, dated as of October 23, 2006 (the “Properties Contribution Agreement”), pursuant to which the Initial Stockholders are to collectively acquire shares of the Common Stock in exchange for the contribution by the Initial Stockholders to the Company of the Initial Stockholders’ membership interests in Triple Net Properties, LLC, a Virginia limited liability company (“Properties,” and the transactions contemplated by the Realty Contribution Agreement and Properties Contribution Agreement shall be referred to herein as the “Formation Transactions”);
     WHEREAS, the Initial Stockholders have agreed to indemnify the Company in connection with any Losses (as defined below) resulting from the failure of Realty or Properties to comply with laws and regulations requiring the licensing of real estate brokers (the “Regulations”);
     WHEREAS, the Initial Stockholders have a conditional obligation to transfer ownership of Escrow Shares to Hanson; and
     WHEREAS, the Company is seeking to raise equity capital in a private placement offering of shares of its Common Stock (the “Offering”) pursuant to that certain Final Offering Memorandum of the Company dated November 10, 2006.
     NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein, the parties agree as follows:

ARTICLE I
Indemnity and Escrow
     1.1 Indemnity. Each Stockholder shall, jointly and severally, save, defend, indemnify and hold harmless the Company, Realty and Properties and their respective successors and assigns (the “Indemnified Parties”) from and against any and all losses, damages, liabilities, deficiencies, claims, diminution of value, interest, awards, judgments, penalties, restitution payments, costs and expenses (including, without limitation, attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”), asserted against, incurred, sustained or suffered by any Indemnified Party as a result of, arising out of or relating to Realty or Properties’ failure or alleged failure to comply with the Regulations. The indemnification obligation set forth in this Section 1.1 shall terminate on the third (3rd) anniversary of the closing of the Company’s sale of shares of Common Stock pursuant to the Offering (the “Expiration Date”); provided, however, that if any claim for indemnification is asserted prior to the Expiration Date, any indemnification obligation in respect of such claim shall survive the Expiration Date until such claim has been finally resolved and satisfied.
     1.2 Escrow. As security for the indemnity set forth in Section 1.1 above, on the effective date of the Formation Transactions, Three Million Two Hundred Seventy-Nine Thousand (3,279,000) of the Shares to be issued to Thompson, and One Million Four Hundred Seven Thousand Five Hundred (1,407,500) of the Shares to be issued to Rogers, pursuant to the Realty Contribution Agreement shall be withheld by the Company from the Initial Stockholders and shall be delivered into escrow to the Escrow Agent (such shares to be delivered into escrow, until they are transferred by the Escrow Agent out of the escrow in accordance with the terms hereof, are referred to herein as the “Escrow Shares”), duly endorsed by the Initial Stockholders for transfer or accompanied by separate stock powers duly executed by the Initial Stockholders. The Escrow Shares shall be held and distributed by the Escrow Agent in accordance with the terms and conditions of this Agreement.
ARTICLE II
Escrow Shares
     2.1 Disposition of Escrow Shares.
          (a) The Escrow Shares shall be available to pay, in accordance with the procedures set forth herein, Losses for which the Company is indemnified under Section 1.1 of this Agreement. All claims for indemnification under Section 1.1 of this Agreement shall be made by the Company by notice to the Escrow Agent and the Stockholders (an “Indemnification Notice”), which notice shall be in writing and shall identify in reasonable detail the matter for which indemnification is sought and the amount, if known, of the Losses or the method of computing the amount of the Losses, which method may include ranges and/or estimates to the extent actual damages are not known.
          (b) If within fifteen (15) days after the Company’s notice to the Stockholders, the Stockholders do not notify the Escrow Agent in writing (with a copy to the Company) that the Stockholders object to the claim (an “Objection Notice”), which objection shall identify in reasonable detail the reasons for and include any relevant documentation in support of the objection, the Escrow Agent shall promptly transfer Escrow Shares to the Company in the amount of such claim in accordance with the procedures set forth in Section 2.1(d) below. The failure of the Stockholders to provide an Objection Notice as set forth herein shall be deemed an irrevocable acceptance of liability for any amount contained in the respective Indemnification Notice.
          (c) If within fifteen (15) days after the Company’s notice to the Stockholders, the Stockholders provide the Escrow Agent with an Objection Notice (with a copy to The Company), the Escrow Agent shall not transfer, and shall continue to hold in escrow, the amount requested in the Indemnification Notice, or the disputed portion thereof, as the case may be, pending either (i) joint written instructions from the Company and the Stockholders specifying the agreement of the parties as to the action to be taken with respect to such Indemnification Notice (“Payment Instructions”) or (ii) receipt by the Escrow Agent of a notice from the Company or the Stockholders stating that such dispute has been submitted to arbitration pursuant to Section 2.4 below, and that a final determination with respect to such matters has been rendered (a “Determination Notice”) which is accompanied by a copy of a final, non-appealable order of the arbitration panel (“Order”), pursuant to which such panel has determined whether and to what extent the Company is entitled to the amount requested in such Indemnification Notice. Upon receipt of Payment Instructions or a Determination Notice and Order, as applicable, the Escrow Agent shall promptly transfer Escrow Shares to the Company in the amount of the claim so approved for payment to the Company in accordance with the procedures set forth in Section 2.1(d) below. Such payment will be made on or before the fifth (5th) day following the date on which the Escrow Agent receives such Payment Instructions or Order. If such Payment Instructions or Order indicate that the Company is not entitled to all or any portion of the amount claimed by the Company, then the Escrow Agent shall hold the Escrow Shares to which the Company is determined not to be entitled in accordance with the terms of this Agreement.
          (d) All Escrow Shares tendered as indemnification payments shall be valued at the price per share paid by investors in the Offering (the “Per Share Price”). The number of Escrow Shares to be forfeited by the Stockholders to the Company shall equal the quotient of (i) the amount of an undisputed claim under Section 2.1(b) above or the amount to which the Company is entitled pursuant to Section 2.1(c) above, as applicable, divided by (ii) the Per Share Price (subject to any adjustments pursuant to Section 2.2(c)), and, if such quotient results in a fractional number, it shall be rounded up to the next higher whole number (such rounded quotient, the “Forfeited Shares”). The Escrow Agent shall be entitled to fully rely on the calculation provided to it, with no further responsibility to calculate or confirm. The portion of Forfeited Shares to be deducted from the number of Escrow Shares beneficially owned by each Stockholder shall be equal to the portion of the number of Escrow Shares then beneficially owned by such Stockholder (each Stockholder’s “Proportionate Share”). If the number of Forfeited Shares exceeds the number of Escrow Shares, all Escrow Shares shall be deemed Forfeited Shares and Thompson shall be liable for any excess amounts owed subject to the limitations set forth in Section 2.3 below. Except for any payment that may be required by Thompson pursuant to Section 2.3 of this Agreement, in no event shall the Company or any of its affiliates have any right of recovery from the Stockholders with respect to the Losses other than with respect to the Escrow Shares and the Stockholders make no representation regarding the matters that are the subject of this Agreement. The Company shall promptly cancel the Forfeited Shares and they shall no longer be deemed issued or outstanding.
          (e) On each of January 1, 2008 and January 1, 2009, upon prior receipt of written authorization executed by each of the Initial Stockholders, the Escrow Agent shall, to the extent there are sufficient Escrow Shares not subject to then-pending claims under Indemnification Notices, transfer One Hundred Thousand (100,000) Escrow Shares to Hanson. The transferred Escrow Shares shall be deducted from the number of Escrow Shares beneficially owned by Hanson.
          (f) Within thirty (30) days after the Expiration Date or, if later, the date as of which all indemnification claims asserted against the Escrow Shares prior to the Expiration Date are finally resolved and satisfied, the Company shall deliver to the Escrow Agent a written notice (the “Final Statement”), the delivery and content of which shall have been approved by a majority of the members of the Board of Directors of the Company (other than the Stockholders) who are “independent directors” under the rules of The NASDAQ Stock Market (“Independent Director Approval”), (i) certifying that the Expiration Date has occurred and all indemnification claims asserted against the Escrow Shares prior to the Expiration Date have been finally resolved and satisfied, (ii) certifying that the Stockholders’ indemnification obligations hereunder have been satisfied and (iii) confirming the Independent Director Approval. Following receipt of the Final Statement, the Escrow Agent shall promptly transfer to each Stockholder his Proportionate Share of the remaining Escrow Shares, if any.
     2.2 Ownership of Escrow Shares; Voting Rights; Additional Securities.
          (a) Each Initial Stockholder shall remain the beneficial owner of the Escrow Shares deposited into escrow on his behalf while they are held in escrow, except that the Initial Stockholders may transfer beneficial ownership of Escrow Shares to Hanson by delivery to the Escrow Agent of written notice to such effect specifying the number of Escrow Shares so transferred. Each Stockholder shall retain the right to receive cash distributions on the Escrow Shares he beneficially owns and the obligation to pay all taxes, assessments, and charges with respect thereto, but the Stockholders shall not have the right to sell, transfer, pledge, hypothecate or otherwise dispose of any Escrow Shares other than to Hanson. The Escrow Agent shall promptly remit such cash distributions, if any, to the Stockholders.
          (b) The Escrow Agent shall vote each Stockholder’s Proportionate Share of the Escrow Shares in accordance with the written directions of such Stockholder and, in the absence of such directions, need not vote such shares. The Escrow Agent need not deliver proxy materials or other documents it may receive from the Company to the Stockholders or anyone else.
          (c) Any distribution of stock or other securities of the Company on or with respect to the Escrow Shares and any shares or securities into which such Escrow Shares may be changed or for which they may be exchanged pursuant to corporate action of the Company affecting holders of its Common Stock generally shall be delivered to the Escrow Agent, and shall be held in the escrow created by this Agreement and shall be included as Escrow Shares subject to this Agreement. In the event of a stock split or stock combination of the Escrow

Shares, the Company shall notify the Escrow Agent thereof and provide such documentation as requested by the Escrow Agent in order to revise the number of Escrow Shares. In the event of any such addition to or substitution of the Escrow Shares, appropriate adjustments shall be made to the calculation of the Forfeited Shares to preserve the purpose and intent of this Agreement. The Escrow Agent shall have no responsibility or liability for shares or property not delivered to and received by it. The Stockholders shall not be required to provide additional shares of Common Stock or otherwise increase the number of Escrow Shares except to the extent any additional shares or securities are to be delivered to the Escrow Agent as additional Escrow Shares pursuant to this Section 2.2(c).
     2.3 Additional Indemnification. To the extent that the aggregate amount of the Losses exceeds the value of the Escrow Shares (“Excess Losses”), then Thompson hereby agrees to save, defend, indemnify and hold harmless the Indemnified Parties from and against any and all Excess Losses, provided, however, that in no event will Thompson’s obligation for Excess Losses under this Section 2.3 exceed Nine Million Four Hundred Thirty-Five Thousand Dollars ($9,435,000). The indemnification obligation set forth in this Section 2.3 shall terminate on the Expiration Date; provided, however, that if any claim for indemnification is asserted prior to the Expiration Date, any indemnification obligation in respect of such claim shall survive the Expiration Date until such claim has been finally resolved and satisfied.
          (a) All claims for indemnification for any Excess Losses shall be made by the Company by an Indemnification Notice to Thompson.
          (b) If within fifteen (15) days after the Company’s notice to Thompson, Thompson does not provide an Objection Notice to the Company, which objection shall identify in reasonable detail the reasons for and include any relevant documentation in support of the objection, Thompson promptly shall remit a payment by check or wire transfer to the Company in the amount of such claim. The failure of Thompson to provide an Objection Notice as set forth herein shall be deemed an irrevocable acceptance of liability for any amount contained in the respective Indemnification Notice.
          (b) If within fifteen (15) days after the Company’s notice to Thompson, Thompson provides the Company with an Objection Notice, he shall not be obligated to remit payment for the disputed portion of such claim, pending either (i) resolution of such claim between Thompson and the Company or (ii) receipt of a Determination Notice, accompanied by a copy of an Order, pursuant to which an arbitration panel has determined whether and to what extent the Company is entitled to the amount requested in such Indemnification Notice. Upon resolution of the claim or receipt of a Determination Notice and Order, as applicable, Thompson promptly shall remit a payment by check or wire transfer to the Company in the amount of such claim. Such payment will be made on or before the fifth (5th) day following the date on which the claim is resolved or the Determination Notice and Order are received.
     2.4 Arbitration. Any controversy involving a claim by the Company or the Stockholders pursuant to this Agreement shall be finally settled by arbitration in Santa Ana, California in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Such arbitration shall be conducted by three arbitrators, one chosen by the Company, one chosen by the Stockholders, and the third chosen by mutual agreement of such two arbitrators chosen by the Company and the Stockholders. There shall be limited discovery prior to the arbitration hearing, subject to the discretion of the arbitrators, as follows: (a) exchange of witness lists and copies of documentary evidence and documents related to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses, and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. The cost and expenses (including counsel fees) of any such arbitration shall be borne by the Stockholders and the Company in such proportions as shall be determined by the arbitrators, or if there is no such determination, each party shall pay its own costs and expenses (including counsel fees) of any such arbitration.
ARTICLE III
Escrow Agent
     3.1 Duties and Obligations. The duties and obligations of the Escrow Agent are exclusively set forth in this Agreement, as it may from time to time be amended by the mutual written agreement of the parties hereto. The Escrow Agent may request and rely upon, and shall be protected in acting or refraining from acting upon, any written notice, request, waiver, consent, receipt or other paper or document from the Company or the Stockholders consistent with the terms of this Agreement, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth of any information therein contained, that the Escrow Agent in good faith believes to be genuine and as to which the Escrow Agent shall have no actual notice of invalidity, lack of authority or other deficiency.
     The Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, for anything that it may do or refrain from doing in connection therewith, except for any liability arising from its own gross negligence or willful misconduct. In no event shall the Escrow Agent be liable, directly or indirectly, for any special or consequential damages, even if the Escrow Agent has been advised of the possibility of such damages.
     The Escrow Agent shall be entitled to consult with counsel of its choice with respect to the interpretation of the provisions hereof, and any other legal matters relating hereto, and shall be fully protected in taking any action or omitting to take any action in good faith in accordance with the advice of such counsel. The Escrow Agent shall be entitled to request written instructions from the Company or the Stockholders as the case may be and shall have the right to refrain from acting until it has received such written instructions.
     No provision in this Agreement shall require the Escrow Agent to risk or expend its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder; provided that the Escrow Agent will be promptly paid or reimbursed by the Company upon request for any and all expenses, fees, costs, disbursements and/or advances that may be incurred or made by it in accordance with the provisions hereof (including reasonable compensation, and any expenses and disbursements of Escrow Agent’s counsel).
     3.2 Risk of Loss. The Escrow Agent acknowledges and agrees that the Escrow Agent bears the exclusive risk of loss, theft or damage with respect to the Escrow Shares in its possession.

     3.3 Escrow Agent’s Compensation. The Company shall pay to the Escrow Agent compensation in respect of the Escrow Agent’s duties and obligations under this Agreement in accordance with Exhibit A attached hereto. Upon the execution of this Agreement and the delivery of the Escrow Shares to the Escrow Agent, the Escrow Agent shall be entitled to an escrow fee of $5,000.
     3.4 Resignation. The Escrow Agent may resign at any time by giving not less than sixty (60) days written notice thereof to each of the Company and the Stockholders.
     3.5 Successor Escrow Agent. Upon receipt of the Escrow Agent’s notice of resignation, the Company and the Stockholders may appoint a successor to the Escrow Agent, and such successor shall become the Escrow Agent hereunder. If a successor Escrow Agent is not so appointed, the Escrow Agent may apply to a court of competent jurisdiction to appoint a successor. Upon the acceptance of the appointment as Escrow Agent hereunder by a successor Escrow Agent and the transfer to such successor Escrow Agent of the Escrow Shares and the payment of the escrow fee provided for by Section 3.3 above, the resignation of the Escrow Agent shall become effective and the Escrow Agent shall be discharged from any future duties and obligations under this Agreement.
     3.6 Conflicting Demands. If at any time the Escrow Agent receives or becomes aware of any conflicting demands or claims with respect to the Escrow Shares or the rights of any of the parties hereto to such Escrow Shares, the Escrow Agent shall have the right to discontinue any or all further acts on the Escrow Agent’s part until such conflict is resolved to the Escrow Agent’s satisfaction, and the Escrow Agent shall have the right, but not the duty, to commence or defend any action or proceedings for the determination of such conflict. In the event any of the above-described events occur, each of the Company, on the one hand, and the Stockholders (jointly and severally), on the other hand, agree to pay one-half of all costs, damages, judgments and expenses, including reasonable attorneys fees, suffered or incurred by the Escrow Agent in connection with, or arising out of, such conflicting demands or claims, including, without limitation, a suit in interpleader brought by the Escrow Agent.
     3.7 Indemnity of Escrow Agent. The Company hereby agrees to indemnify the Escrow Agent for, and to defend and hold it harmless against, any claim, loss, liability or expense arising out of or in connection with this Agreement and carrying out its duties hereunder, including the costs and expenses of defending itself against any claim or liability, except for such losses, liabilities or expenses that are the result of the Escrow Agent’s gross negligence or willful misconduct. The provisions of this section shall survive the termination of this agreement and the resignation or removal of the Escrow Agent.
ARTICLE IV
Miscellaneous
     4.1 Notices. Unless otherwise provided, all notices or other communications required or permitted to be given to the parties hereto shall be in writing and shall be deemed to have been given if personally delivered (including personal delivery by facsimile, provided that the sender receives telephonic or electronic confirmation that the facsimile was received by the recipient), or three (3) days after mailing by certified or registered mail, return receipt requested, first class postage prepaid, addressed as follows (or at such other address as the addressed party may have substituted by notice pursuant to this Section 4.1):
(a)	If to the Company:
NNN Realty Advisors, Inc.
1551 North Tustin Boulevard
Suite 200
Santa Ana, California
Attention: General Counsel
Telephone: 714-667-8252
Fax: [__________]
(b)	If to the Initial Stockholders:
Anthony W. Thompson
c/o NNN Realty Advisors, Inc.
1551 North Tustin Boulevard
Suite 200
Santa Ana, California
Attention: General Counsel
Telephone: 714-667-8252
Fax: 714-667-6860
Louis Rogers
c/o NNN Realty Advisors, Inc.
1551 North Tustin Boulevard
Suite 200
Santa Ana, California
Attention: General Counsel
Telephone: 714-667-8252
Fax: 714-667-6860
(c)	If to Hanson:
Jeffrey T. Hanson
c/o NNN Realty Advisors, Inc.
1551 North Tustin Boulevard
Suite 200
Santa Ana, California
Attention: General Counsel
Telephone: 714-667-8252
Fax: 714-667-6860
(d)	If to the Escrow Agent:
Wells Fargo Bank, National Association
608 Second Ave South, MAC N9303-110
Minneapolis, MN 55402
Attention: Thomas H. Caruth
Telephone: 612-667-2124
Fax: 612-667-2160

Notices to the Escrow Agent shall be effective only upon receipt. If any notice of claim, objection thereto or other document of any kind is required to be delivered to the Escrow Agent and any other person, the Escrow Agent may assume without inquiry that such other person received it on the date on which the Escrow Agent received it.
     4.2 Interpretation. The validity, construction, interpretation and enforcement of this Agreement shall be determined and governed by the laws of the State of California, without regard to conflict of laws or choice of laws principles. The invalidity or unenforceability of any provision of this Agreement or the invalidity or unenforceability of any provision as applied to a particular occurrence or circumstance shall not affect the validity or enforceability of any of the other provisions of this Agreement or the applicability of such provision to other occurrences or circumstances, as the case may be. No party hereto, nor its respective counsel, shall be deemed the draftsman of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any party hereto.
     4.3 Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute one agreement.
     4.4 Transfer of Interests. The Stockholders shall not sell, transfer, pledge, hypothecate or otherwise dispose of any Escrow Shares, or any interest therein, other than to Hanson prior to the distribution of such Escrow Shares in accordance with Section 2.1(f) above and the termination of the escrow hereunder.
     4.5 Taxes. For purposes of federal and state income taxation, each Stockholder shall be treated as the owner of his Proportionate Share of the Escrow Shares, and this Agreement shall be interpreted in a manner to effect the Stockholders’ ownership of the Escrow Shares for such tax purposes.
     4.6 Waiver of Jury Trial. EACH PARTY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THIS AGREEMENT.
     4.7 Jurisdiction. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of California and the Federal courts of the United States of America located in the State of California in respect to the enforcement of this Agreement and all claims related hereto and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the enforcement thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts.

     IN WITNESS WHEREOF, the parties have signed this Agreement on the day and year first above written.

ESCROW AGENT: WELLS FARGO BANK, NATIONAL ASSOCIATION, as Escrow Agent
By:	/s/ Illegible
Title: Vice President

THE COMPANY: NNN REALTY ADVISORS, INC., a Delaware corporation
By:	/s/ Andrea R. Biller
Title: Exec VP

INITIAL STOCKHOLDERS:
/s/ Anthony W. Thompson
Anthony W. Thompson

/s/ Louis J. Rogers
Louis J. Rogers

HANSON:
/s/ Jeffrey T. Hanson
Jeffrey T. Hanson